Exhibit 10.21


PROPOSAL/MEMORANDUM OF UNDERSTANDING
------------------------------------

February 20, 2006

Pediatric Prosthetics Inc
12926 Willow Case Drive
Houston, Texas 77070

RE: MEDIA CAMPAIGN FOR PEDIATRICS PROSTHETICS INC.

Global Media Fund, Inc. (GMF) is pleased to present this offer to produce and distribute a total of One Million Five Hundred Thousand Dollars ($1,500,000) worth of nationally syndicated newspaper features and/or nationally syndicated radio features on behalf of Pediatric Prosthetics Corp. (Pediatric Prosthetics), using the industry standard advertising rates currently utilized by GMF over a twelve (12) month time frame. Pediatric Prosthetics will have the option to choose at its discretion the balance of print and radio media features. GMF has summarized some expected exposure values in the paragraphs below assuming that Pediatric Prosthetics chooses to utilize only print features. These exposure values are not guaranteed numbers, but are based upon current average results displayed over the selected time frame for illustrative purposes. They do not factor in media campaign ramp up times, or the fact that the features will continue to run or play for up to two years after the last feature is distributed.

NEWSPAPER FEATURES
------------------
The newspaper features will be specifically about your company and distributed to 10,250 daily and weekly newspapers, news, and wire services. Our services will include: story consultation and development, writing and editing, printing, delivery, clippings and readership reports including comparable advertising space value reports. You will have final approval on all copy.

Your features will be distributed on computer disks, by direct electronic feed and in a hard copy camera-ready format. GMF will deliver clipping reports beginning ten (10) weeks after media pick up; these reports will continue to be sent on a monthly basis for one (1) calendar year from delivery (date feature was distributed).

NEWSPAPER DISTRIBUTION GUARANTEE. Although public relations placement is subject to individual editorial discretion, GMF offers the following guarantee: each print feature must receive placements in at least one hundred (100) newspapers (we currently average 648 placements per feature). If the placements do not total 100 within a six (6) month period of your sign-off on the feature, GMF will re-write and/or re-distribute that feature at no cost to you until the guaranteed itninimum of 100 is obtained.

EXPECTED PRINT EXPOSURE. Assuming that Pediatric Prosthetics chooses to run all print features in a twelve (12) month time frame, the print features would reach an estimated audience of Fifty One Million Three Hundred Twenty One Thousand and Six Hundred (51,321,600) readers per month for twelve (12) months.

RADIO FEATURES
--------------
The radio features will be nationally syndicated radio features specifically about your-' company. Your features will be written by media and radio professionals, read! by radio professionals, produced on a CD-ROM and sent to over 6,000 radio stations around the country. In addition to the CD, a script of your public service message is distributed as well, so that announcers can "localize" the material.

Radio Features consist of two 30-second scripts under one heading written to your approval. You will have final approval on all radio features. GMF will deliver radio exposure reports on a monthly basis for the duration of the media campaign that details each radio station that played the feature. These releases are guaranteed (see "Radio Distribution Guarantee" below) to be played on at

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least  Four Hundred (400) radio stations. RADIO DISTRIBUTION GUARANTEE. Although public relations placement is subject to individual editorial discretion, GMF offers the following guarantee: each radio feature must receive placements in at, least Four Hundred (400) radio stations. If the placements do not total Four Hundred (400) within a Six (6) month period of your sign-off on the feature, GMF will re-write and/or re-distribute that feature at no cost to you until the guaranteed minimum of Four Hundred (400) is obtained.

IN CONSIDERATION OF MEDIA CAMPAIGN
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GMF  acknowledges  that  the restricted securities received in consideration for services provided by this agreement may or may not have any future or current market value, but for computational ease GMF agrees to accept the "Restricted Stock Valuation (Market Price)" as defined in this MOU.

The total all-inclusive cost for this media campaign is One Hundred and Fifty Thousand Dollars ($150,000). This shall be paid as follows: (i) In consideration for this media campaign, Pediatric Prosthetics shall remit to GMF Two Hundred Fifty Thousand (250,000) shares of restricted common stock of Pediatric Prosthetics (the "Restricted Shares") valued at Thirty Seven Thousand Five Hundred Dollars ($37,500) within Ten (10) days of the execution of this MOU.,
(ii) The number of shares of restricted stock to be issued as payment for the remaining balance of $112,500 shall also be calculated using the "Restricted; Stock Valuation (Market Price)" defined below and paid as follows: Twenty Eight Thousand One Hundred Twenty Five Dollars ($28,125) worth of restricted stock to be issued no later than May I, 2006, August 1, 2006, November 1, 2006 and February 1, 2007 respectively. The number of shares of restricted common stock required to pay these payments shall be calculated using the "Restricted Stock Valuation (Market Price) clause below.

The restricted stock shall be governed by the "Restricted Stock Terms" as outlined herein. Fulfillment of this MOU by GMF is conditional on the receipt: of all payments owed in the specified time frame. Failure to pay as agreed may trigger a default as per the included "Default Provisions".

RESTRICTED STOCK TERMS
----------------------
The, initial shares of Restricted Shares of Common Stock specified as payment are to be issued within ten days from the execution of this MOU. All the Restricted Shares of Common Stock shall be issued as of the Effective Date.

     Restricted Stock Valuation (Market Price) For the purposes of this MOU, the Market Price of the restricted stock shall be calculated as ninety percent (90%) of the arithmetic average of the closing price of Pediatric Prosthetics's Common Stock for the five (5) trading days immediately preceding the stock issuance date, as reported daily by the principal national or regional stock exchange on which the common stock is listed. The total number of restricted shares to be issued to GMF for each payment due shall be calculated by dividing the amount due by the Market Price.

     Registration Provisions. The Restricted Shares issued to GMF under this MOU shall be subject to the following registration provisions:

          Pediatric Prosthetics grants to GMF piggyback registration rights with respect to all Restricted Shares mentioned in this MOU. Pediatric Prosthetics shall give prompt written notice to GMF of any intended registration and will automatically include GMF's Restricted Shares in

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          such registration unless notified to the contrary by GMF. In the event that Pediatric Prosthetics does not register the Restricted Sruires as required in this MOU, or if the Restricted Shares are eligible for sale pursuant to Rule 144 and Pediatric Prosthetics does not provide all required documents such as counsel opinion letter to remove stock restrictions within one week of written request from GMF, Pediatric Prosthetics shall pay GMF, as liquidated damages, an amount equal to five percent (5%) of the total value of this MOU, such payment shall be made no later than the first business day of the following calendar month and Pediatric Prosthetics furthermore agrees to accept and represent to Pediatric Prosthetics's transfer agent as valid, an opinion letter from GMF's counsel regarding restricted stock status.

DEFAULT PROVISIONS
------------------
Any default by Pediatric Prosthetics in the payment of any amount when due under this MOU, or any failure to timely review and approve media supplied by GMF for review, shall entitle GMF to place a hold on all work specified in this MOU, at its sole option, to terminate this MOU upon Thirty (30) days written notice and declare this MOU null and void. No media advertising will be distributed unless all payments outlined in this MOU have been received by GMF irt the time frame specified.

Pediatric Prosthetics has the right to cancel this MOU with Thirty (30) days written notice, and if such right is utilized will not be responsible for any additional payments owed under this MOU. Upon the event of such cancellation by Pediatric Prosthetics all payments paid to date of cancellation shall not be subject to refund. GMF shall not be in default as a result of any delays in services that are directly or indirectly the result of actions of Pediatric Prosthetics, or failure to act on the parts of Pediatric Prosthetics, such as failure to approve copy submitted by GMF for distribution in a reasonable yet timely manner, or failure to submit materials periodically (at least monthly) to GMF to develop features.

This Agreement will be governed, construed and enforced in accordance with and governed by the laws of the state of Virginia county of Fairfax applicable to agreements made and to be performed in such jurisdiction without reference to conflicts of law principles. The Parties irrevocably consent that any legal action or proceeding against them under, arising out of or in any manner relating to this Agreement or any other agreement, document or instrument arising out of or executed in connection with this Agreement may be brought only in a court with jurisdiction located in, or the federal district court the district of which includes Fairfax County, Virginia and the Parties each irrevocably consent to that venue and to the personal jurisdiction thereof.

The offer contained in this MOU supersedes any previous written or verbal offers submitted to Pediatric Prosthetics and is valid for a period of 14 days from the date; in the footnote at the bottom of the page. Please indicate your acceptance of this MOU by signing below, and then please fax the original, followed by mailing of two executed copies, at your earliest convenience to: Don L Rose, President, Global Media Fund Inc., P. O. Box 78, Mt. Sinai, NY 11766; Ph:
631/791-5126,  Fax:  631/389-2367.

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SIGNATURE PAGE
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AGREED AND ACCEPTED:
                                                 /s/ Kenneth W. Bean
Pediatric Prosthetics Inc.                       ------------------------------
                                                 Signature
Date 2/20/2006
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AGREED AND ACCEPTED:
                                                 /s/ Don Rose
Global Media Fund, Inc.                          ------------------------------
                                                 Signature
Date 2/20/2006
    -------------------

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